UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

March 3, 2009
Date of Report (date of earliest event reported)
MONACO COACH CORPORATION
(Exact name of Registrant as specified in its charter)
Delaware	1-14725	35-1880244
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

91320 Industrial Way, Coburg, Oregon 97408
(Address of principal executive offices, including zip code)

(541) 686-8011
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.03.  Bankruptcy or Receivership.

On March 5, 2009, Monaco Coach Corporation (the “Company”), and its subsidiaries (collectively, the “Debtors”) filed voluntary petitions in the United States Bankruptcy Court for the District of Delaware in Wilmington, Delaware (the “Bankruptcy Court”) seeking relief under the provisions of chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”).  These chapter 11 cases are being jointly administered under the caption In re: Monaco Coach Corporation, et al., Chapter 11 Case Nos.: 09-10750 through 09-10762 (the “Chapter 11 Case”).

The Debtors continue to operate their businesses as debtors-in-possession under the jurisdiction of the Bankruptcy Court and in accordance with applicable provisions of the Bankruptcy Code and the orders of the Bankruptcy Court.  A copy of the press release, dated March 5, 2009, announcing the bankruptcy filing is attached hereto as Exhibit 99.1

Item 2.04.  Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

The filing of the Chapter 11 Case, as described in Item 1.03 above, which information is incorporated herein by reference, constituted an event of default under the loan and security agreement (the “Working Capital Loan Agreement”) with certain financial institutions as lenders and Bank of America, N.A., a national banking association, as agent for the lenders, which provides the Debtors with an $80.0 million secured revolving loan facility, and constituted an event of default under the financing agreement (the “Term Loan Agreement”) with certain financial institutions as lenders and Ableco Finance LLC, a Delaware limited liability company, as collateral agent and administrative agent for the lenders, which provides the Company and certain of the Debtors with a $39.3 million secured term loan.  The terms of the Working Capital Loan Agreement and the Term Loan Agreement are more fully described in Item 1.01 of the Company’s Form 8-K filed on November 13, 2008, which is incorporated herein by reference.

As of March 6, 2009, the principal amount outstanding under the Working Capital Loan Agreement was $28,583,719, and the principal amount outstanding under the Term Loan Agreement was $36,062,183.  The occurrence of the event of default under the Working Capital Loan Agreement and the Term Loan Agreement purports to cause all obligations under each of those agreements to become immediately due and payable, including applicable prepayment premiums.  The event of default also purports to give the lenders under the Working Capital Agreement the right to increase the interest rate on outstanding obligations by 2.0%, and to give the lenders under the Term Loan Agreement the right to increase the interest rate on outstanding obligations by 3.0%.

Item 3.01.  Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On March 3, 2009, NYSE Regulation, Inc. (“NYSE Regulation”) notified the Company that it had determined that the common stock of the Company should be suspended from trading on the New York Stock Exchange (“NYSE”), prior to the market opening on March 3, 2009.  It also notified the Company that an application to the Securities and Exchange Commission to delist the common stock of the Company is pending.  NYSE Regulation advised the Company that the decision to suspend the Company’s common stock was based on the “abnormally low” trading level of the Company’s common stock, which closed at $0.06 on March 2, 2009 with a resultant market capitalization of approximately $1.18 million.  The Company does not intend to request a review of the NYSE Regulation’s determination to suspend its common stock by a Committee of the Board of Directors of the NYSE.

On March 4, 2009, the Company issued a press release, attached hereto as Exhibit 99.2, announcing that the common stock of the Company is being quoted on the Over-The-Counter market under the symbol “MCOA”.

Item 9.01.  Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit No.	Description

99.1	Press Release dated March 5, 2009
99.2	Press Release dated March 4, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

MONACO COACH CORPORATION

Date: March 9, 2009	/s/ P. Martin Daley
P. Martin Daley Vice President and Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description

99.1	Press Release dated March 5, 2009
99.2	Press Release dated March 4, 2009